SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2012

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337

Engelhard, North Carolina 27824

(Address of principal executive offices) (Zip Code)

(252) 925-5501

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 20, 2012, ECB Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary The East Carolina Bank (the “Bank”), each entered into employment agreements with (i) A. Dwight Utz, the Company’s and the Bank’s President and Chief Executive Officer, (ii) Thomas M. Crowder, the Company’s and the Bank’s Chief Financial Officer, and (iii) James J. Burson, the Company’s and the Bank’s Chief Revenue Officer.

Under the employment agreements Messrs. Utz, Crowder and Burson will receive an annual base salary of $325,000, $215,000 and $215,000, respectively. The executives’ salaries will be subject to annual review. The agreements also address participation in incentive compensation, bonus plans or arrangements, vacation, insurance and other fringe benefits.

Mr. Utz’s employment agreement has an initial term ending on September 12, 2015. Beginning on the September 12, 2013 and continuing on each September 12 thereafter, the board of directors may extend the agreement for an additional year so that the remaining term is thirty-six (36) months, unless the Company, the Bank or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the anniversary date of the agreement.

Messrs. Crowder’s and Burson’s employment agreements have an initial term ending on September 12, 2014. Beginning on the September 12, 2013 and continuing on each September 12 thereafter, the board of directors may extend the agreement for an additional year so that the remaining term is twenty-four (24) months, unless the Company, the Bank or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the anniversary date of the agreement.

If the executive’s employment is terminated by the Company without cause (as defined in the agreement) or the executive voluntarily terminates his employment for good reason (as defined in the agreement), the executive will receive a lump sum payment equal to the sum of (i) the base salary that the executive would be entitled to receive as of the date executive is terminated without cause through the expiration of the then current term and (ii) the product of (A) the executive’s average cash bonus for the three (3) years preceding the year in which executive’s termination occurs divided by 12 and (B) the number of months remaining to the expiration of the then current term as of the date the executive is terminated without cause. In addition, the Bank (i) shall continue the executives’ health, life and long-term care insurance coverage at the Bank’s expense through the expiration of the then current term and (ii) pay executive a lump sum amount equal to the (A) monthly expense incurred by the Bank to provide executive with the use of a Bank-leased vehicle and (B) the monthly value of Bank matching contributions under the Bank’s 401(k) plan (based on the average monthly value of such items during the twelve months preceding executive’s termination of employment) through the expiration of the then current term.

Upon the occurrence of a “Change in Control,” as defined in the executives’ employment agreements, the term of the employment agreement shall be extended for a period of one year after the date on which the change in control occurs if the then remaining term is less than one year. If during the remaining term, as extended, following a Change in Control, either (i) the Company, the Bank or its successor terminates an executive’s employment without cause, or (ii) a “termination event” (as defined in the agreement) occurs and, subject to specified notice and cure procedures, an executive terminates his own employment, then, in lieu of other termination payments provided for in the agreement, and subject to restrictions on severance payments under the U.S. Department of Treasury’s TARP Capital Purchase Program Rules, the Company will be obligated to pay the executive, a severance payment equal to three (3) times with respect to Mr. Utz and two (2) times with respect to Messrs. Crowder and Burson, the sum of (i) the executive’s Base Salary at the rate then in effect, or if greater, in effect immediately preceding the Change of Control and (ii) the average of the cash bonuses paid or accrued on the executive’s behalf with respect to the three (3) completed calendar years preceding the effective date of the Change of Control. In addition, the Bank (i) shall continue Mr. Utz’s health, life and long-term care insurance coverage at the Bank’s expense for a 36-month period following Mr. Utz’s termination of employment and for a 24-month period following Messrs. Crowder’s and Burson’s termination of employment and (ii) pay the executive a lump sum amount equal to the (A) expense incurred by the Bank to provide the executive with the use of a Bank-leased vehicle and (B) Bank matching contributions under the Bank’s 401(k) plan (based on the average monthly value of such items during the twelve (12) months preceding the executive’s termination of employment) for a 36-month period for Mr. Utz and for a 24-month period for Messrs. Crowder and Burson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC.

Date: September 24, 2012	By:	/s/ A. Dwight Utz
A. Dwight Utz
President and Chief Executive Officer